Exhibit 99.5
Trinity Industries, Inc.
Earnings Release Conference Call - Q3 2018
Comments of James E. Perry
Senior Vice President and Chief Financial Officer
October 25, 2018
Thank you, Eric, and good morning everyone.
In yesterday’s earnings release, we announced revenues of $931 million, down 4% year-over-year, and diluted earnings per share of $0.19, including spin-off transaction costs of $0.05 per share and a one-time $0.15 per share charge to write-down the book value for certain assets held for sale in our Energy Equipment Group. This resulted in adjusted third quarter core EPS of $0.39.This compares to EPS of $0.43 in last year’s third quarter, which did not include any transaction costs.
Our results were lower than last year’s third quarter primarily due to lower railcar deliveries, lower sales of leased railcars, and a higher level of railcar deliveries to our lease fleet which result in revenue and profit eliminations. The margin in our Rail Group was lower in the third quarter than the first half of the year due to the lower deliveries and related production inefficiencies, including line changeovers. These factors were somewhat offset by a lower tax rate of 27.4% as compared to 36.9% in last year’s third quarter, due to the Tax Cut and Jobs Act.
During the third quarter, we continued to utilize our share repurchase program, by repurchasing $50 million of stock. We have $350 million of remaining authorization after conducting $150 million of purchases in the first three quarters of the year. The new, post-spin-off Trinity Board will discuss returns to shareholders, including both the usage of the share repurchase program and our quarterly cash dividend.
As we mentioned in a press release prior to our Investor Day presentation three weeks ago, we will no longer provide financial guidance for 2018 due to the spin-off. The only 2018 guidance we have updated is that we expect railcar deliveries of 20,000 to 21,000 this year. This guidance range implies deliveries in the fourth quarter of approximately 5,180 to 6,180 railcars and incorporates rail service and congestion issues that continue to delay deliveries of certain railcars to customers, plus weather impacts on our operations.
For 2019, we expect for railcar deliveries to increase to approximately 22,500 to 24,000 deliveries.
In yesterday’s press release, we provided post-spin Trinity 2019 EPS guidance of $0.90 to $1.10. A good comparator of this figure is the $0.33 for the first half of the year that we provided at our Investor Day in our pro forma financial statements as it relates to the stand-alone Trinity. There are some nuances to this comparison as it relates to corporate costs, but it provides some direction. We are not providing further detail at this time, but we plan to provide segment level and other guidance for 2019 with our year-end results in February. At that same time, we will roll out certain new metrics and other information for your better understanding of the new Trinity, post spin-off. We are still assessing the most useful metrics and have appreciated the investor feedback we have received to date.
Year to date, we have invested a net of $535 million in our lease fleet including new railcars from our production lines and secondary market purchases, offset by sales of leased railcars from our portfolio. In addition, earlier this month, we acquired approximately $360 million of leased railcars from ECN Financial - these are railcars that we built and have managed for them for several years. The portfolio of railcars already had financing in place, so the transaction was very efficient. This transaction will be reflected in our fourth quarter financials. We are pleased to have this opportunity for growth of our owned lease fleet. We will continue to add railcars to the lease fleet in 2018 and pursue additional opportunities for growth of the fleet, post spin-off, with our available capital.

As previously disclosed, we provided a 12-month notice early this year that we intend to exercise our option to purchase $224 million of leased railcars in two of our off-balance sheet financings.  These are attractive assets, and we now intend to complete this purchase in the fourth quarter.
We have sold $204 million of leased railcars to our RIV platform or in the secondary market this year and plan to have further sales in the fourth quarter to this channel that will leave us in line with our prior annual expectation for sales of leased railcars.
We ended the third quarter with $427 million of cash and cash equivalents. As a reminder, we will provide Arcosa with $200 million of cash at the time of the spin-off. We plan to operate with a lower cash balance than in the recent past and will be more reliant on the leverage available on our wholly-owned lease fleet for investment opportunities in addition to our normal cash flows. At the end of the quarter, this leverage was 34%, and we indicated at our Investor Day that we intend for it to reach 60% to 65% in the intermediate term. It also raises the level of interest expense as compared to this year. This activity will lower our cost of capital and improve our returns. The timing of adding leverage will depend on our investment opportunities, but we are already seeing such opportunities with our concentration of focus on rail. We will provide periodic updates on our investments and associated leverage in future earnings calls.
This will be the final financial report that will include all of Trinity’s historical businesses as part of continuing operations. Following the spin-off of Arcosa, Trinity will report its financial results within the Rail Group, the Railcar Leasing and Management Services Group and an All Other segment, which will primarily be comprised of our Highway Products and Logistics businesses. Our first financial report including segment detail will be in our year-end 10-K.
To touch on Highway Products for a moment, as many of you know, we have been involved in some litigation in this business, much of which is still ongoing. Although we have had many positive developments and feel that we are closer to getting most of the litigation behind us, we determined it was more prudent to maintain the Highway Products business within Trinity than to introduce existing matters to a new public company. This business is performing well and is a positive contributor to earnings and cash flow. Once the litigation is fully behind us, we will determine whether we take another course of action with respect to this business, but at this time it is business as usual for Highway Products.
We will file an 8-k in early November with our consolidated pro forma financials as if Trinity had reported only its retained businesses in continuing operations in the past - this will include full year income statements for the last three years and the first nine months of 2018. The Arcosa businesses will be reported in discontinued operations in Trinity’s 2018 Form 10-K. The costs related to the spin-off transaction, which are still tracking at $30 million to $40 million for 2018, will be included in the discontinued operations line item.
Following the spin-off, Trinity will continue to be a premier provider of rail transportation products and services in North America with our integrated rail platform. We have economic momentum in our markets, a commitment to investing our available capital by utilizing our cash flows and leverage, and a veteran team with a concentration of focus. We are excited about our potential and look forward to updating you on our progress in the future.
I will now turn the call over to Antonio, Arcosa's CEO, for his remarks.